Exhibit 10.1

September 1, 2022

Laxman Narasimhan

Via electronic mail

Dear Laxman,

On behalf of the Board of Directors of Starbucks Corporation, it is my pleasure to offer you the position of chief executive officer-elect (ceo-elect) of Starbucks Corporation, effective upon your start date, which is expected to be October 1, 2022.

In your capacity as ceo-elect, you will report directly to the interim chief executive officer of Starbucks and will have all the duties and obligations commensurate with your position. On or before April 1, 2023, you will be appointed to the role of chief executive officer of Starbucks, reporting to the Board of Directors. Upon your elevation to chief executive officer, you will be appointed to the Board of Directors and you will be nominated for election to the Board of Directors at the following meetings of our shareholders.

The principal terms and conditions of your offer are set forth in the Annex attached to this letter, provided that your payroll and benefits may be provided through a subsidiary. In addition, your employment will be subject to the following guidelines.

Stock Ownership

As a senior executive, our executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks Corporation stock within five years of becoming subject to the guidelines (i.e., your start date). Your minimum required ownership level will be six times your annual base salary. A copy of the guidelines will be provided to you.

Executive Life Insurance

As an executive, you and your family have a greater exposure to financial loss resulting from your death. Starbucks recognizes this exposure and has provided for coverage greater than outlined in Your Special Blend. You will receive partner life insurance coverage equal to three (3) times your annualized base salary, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base salary (for a total of five (5) times salary) up to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam

You are eligible to participate in Starbucks’ executive physical program. Information about the program and our program provider will be emailed to you (new participants are notified at the beginning of each calendar quarter). The program provider will contact you shortly thereafter to establish an appointment. If you have questions about this physical, please consult your Partner Resources contact.

Insider Trading

You will be prohibited from trading Starbucks’ securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with our Insider Trading Policy and Blackout Procedures. A copy of the policy will be provided to you on your first day and you will be required to sign a certificate that you have read and understood the policy.

Coffee and Dairy Hedging Policy

As an officer of Starbucks, you are prohibited from trading in coffee or dairy futures, options or similar instruments for your own account. If you have further questions, please consult your Partner Resources contact.

Restrictive Covenants Agreement

Your employment is contingent on you executing and complying with our Confidentiality, Non-Solicitation and Non-Competition Agreement, with such additional terms as described in the Annex, which is being provided to you concurrently with this letter.

In order to accept this offer of employment, please execute the attached Annex and the Confidentiality, Non-Solicitation and Non-Competition Agreement and return each to us within two (2) business days.

On behalf of Starbucks and the entire team, I congratulate you and wish you the best in your new role. We look forward to a successful partnership.

Warm regards,

/s/ Mellody Hobson

Mellody Hobson

Independent Starbucks Board of Directors chair

Enc.	Confidentiality, Non-Solicitation and Non-Competition Agreement

Coffee Hedging Policy

2

ANNEX

STARBUCKS CORPORATION

MANAGEMENT COMPENSATION AND EMPLOYMENT

KEY TERMS

September 1, 2022

This binding statement of key terms (this “Term Sheet”) sets forth the principal terms and conditions, including title and compensation, of your proposed employment by Starbucks Corporation (the “Company”). Upon commencement of employment, you shall also be subject to the terms and conditions of the Company’s policies that are generally applicable to its senior executives, as in effect from time to time.

Start Date and Title:

October 1, 2022 (the “Start Date”) – chief executive officer-elect of the Company reporting to the interim chief executive officer of the Company, with duties and obligations commensurate with your position.

On or before April 1, 2023 – chief executive officer of the Company (the “ceo”) reporting to the Board of Directors of the Company. Upon your elevation to ceo you will be appointed to the Board of Directors of the Company and you will be nominated for election to the Board of Directors at the following meetings of shareholders.

Base Salary:	Your base salary will be one-million-three-hundred-thousand-dollars ($1,300,000) per annum, pro-rated for any partial year based on actual days of employment. Your base salary will be reviewed annually in accordance with the Company’s policy for the review of the compensation of senior officers and may be increased in the discretion of the Board from time to time. Base salary may not be decreased without your express written consent unless the decrease is pursuant to (and consistent in percentage reduction with) a general compensation reduction applicable to all, or substantially all, executive officers of the Company. Base salary will be paid in accordance with the Company’s normal payroll practices as in effect from time to time.

Annual Incentive:	You will be eligible for an annual cash bonus opportunity at a target of 200% of your base salary and a maximum of 400% of base salary, subject to continued service and performance in accordance with the Company’s Executive Management Bonus Plan (or any successor arrangements).

FY2023 LTIP:	Commencing in FY2023, you will be eligible for annual equity awards (on a fiscal year basis) with a target grant date fair value of thirteen-million-six-hundred-thousand-dollars ($13,600,000), pursuant to the terms of the Company’s 2005 Long-Term Equity Incentive Plan, as amended and restated (the “LTIP”) (or successor arrangements) and applicable award agreements. For your information, for our NEOs in FY2022, 60% of the target grant value was delivered in performance-based RSUs (“PRSUs”) and 40% of the target grant value was delivered in time-based RSUs (“RSUs”).

Relocation	Within a reasonable period of time following your Start Date, you agree to relocate to Seattle, WA for the duration of your employment with the Company, unless otherwise agreed to in writing and approved by the Board. You will be eligible for reimbursement for qualified relocation expenses to Seattle, WA, including gross-up for related tax implications, pursuant to the Company’s relocation policy.

Signing Bonus:	You will receive a one-million-six-hundred-thousand-dollar ($1,600,000) cash signing bonus (the “Signing Bonus”), in consideration for cash incentive opportunities that you are forfeiting by leaving your current employer, paid as part of the first payroll following your start date.

Replacement Grant:

You will receive a grant of Company equity in consideration of equity that you are forfeiting by leaving your current employer. The grant date fair value of this equity grant is nine-million-two-hundred-fifty-thousand-dollars ($9,250,000) (the “Replacement Grant”).

The Replacement Grant will be delivered 60% in PRSUs and 40% in RSUs, pursuant to the terms of the LTIP and applicable award agreements. In order to provide alignment with the other members of the Company’s Leadership Team, 50% of the PRSUs will provide for participation in the Company’s in-progress FY 2021-2023 PRSU cycle, 25% of the PRSUs will provide for participation in the FY 2022-2024 PRSU cycle and 25% of the PRSUs will provide for participation in the FY 2023-2025 PRSU cycle (the FY 2023-2025 cycle awards only, the “2023 Replacement PRSUs”). These PRSUs will be eligible to be earned upon completion of FY2023, FY 2024 and FY2025, respectively, based on the metrics previously approved under the LTIP for the applicable 2021-2023 and 2022-2024 cycle and as to be approved for the 2023-2025 cycle, provided that you remain employed by the Company and have not given or received notice of termination as of the date that PRSUs are eligible to vest in accordance with the LTIP and applicable award agreement. The RSUs will vest ratably over three years, with one-third of the award vesting on each of the first, second, and third anniversaries of the Start Date, provided that you remain employed with the Company through the applicable vesting dates and have not given or received notice of termination as of such dates.

Except for the 2023 Replacement PRSUs, you will receive the Replacement Grant on the Start Date and the actual number of PRSUs and RSUs granted as your Replacement Grant shall be determined using the closing price of the Company’s common stock on the Start Date (or next trading day if the Start Date does not fall on a NASDAQ trading day) pursuant to typical Company grant practices. The 2023 Replacement PRSUs will be granted at the time grants are made to other executives for the FY 2023 cycle, anticipated to be in November 2023, and the number of applicable PRSUs shall be determined using the closing price of the Company’s common stock on the grant date (or the next trading day if the grant date does not fall on a NASDAQ trading day) pursuant to typical Company grant practices.

Termination:

Although we hope that your employment with us is mutually satisfactory, please note that your employment at the Company is “at will.” This means that you may resign from the Company at any time for any reason, and the Company has the right to terminate your employment relationship for any reason or no reason at any time.

In the event that (i) your employment is terminated by the Company without “Misconduct” (as defined below) prior to April 1, 2023 (or such later date that you become a participant in any executive severance plan that may be adopted by the Company), or (ii) if you have not been appointed as ceo of the Company by April 1, 2023 (or such later date as may be agreed to by you and the Company) (“Initial Good Reason”), and you terminate your employment with the Company in April 2023, you will receive severance pay equal to seven-million-eight-hundred-thousand-dollars ($7,800,000) (i.e., two times the sum of your base salary and target bonus at the rate in effect on your start date), payable in equal monthly installments over a period of 24 months. Upon a qualifying termination as set forth above, you will receive a pro-rata portion of your target FY2023 annual incentive opportunity based on the number of days in FY2023 that you were employed with the Company. Your right to severance and pro-rata incentive is contingent upon your signing and not revoking a general release of all claims against the Company, in the form to be utilized in connection with any executive severance plan that may be adopted by the Company (or if none, as provided by the Company).

Following April 1, 2023, you will participate in any executive severance plan that may be adopted by the Company, which shall have terms no less favorable to you than the severance terms described herein.

Upon any termination of employment, you will be entitled to your accrued but unpaid salary through the end of the last week in which you worked, all unused vacation days in the fiscal year of termination, any vested benefits provided upon termination of employment under any of the Company’s benefit plans (other than any severance plans), reimbursement of all business expenses properly incurred prior to termination in accordance with Company policy, and any annual bonus earned with respect to performance in the year prior to termination but not yet paid as of the date of termination.

You will have no obligation to mitigate the Company’s obligations to you arising from the termination of your employment, and no amounts payable to you by the Company shall be subject to offset for any compensation to which you may become entitled from any other source after your employment with the Company terminates.

Definition of “Misconduct”	For purposes of this term sheet, “Misconduct” has the meaning set forth in the Company’s 2005 Long-Term Equity Incentive Plan, as amended and restated March 16, 2022.

Effect of Termination Upon Equity Grants:

Notwithstanding any provisions of any equity plan, severance plan or standard form of grant agreement:

If your employment is terminated by the Company without Misconduct at any time (or, if you then participate in any executive severance plan that may be adopted by the Company, you terminate for “Good Reason” in connection with a Change in Control, as defined in any such executive severance plan) or you terminate employment for Initial Good Reason in April 2023, subject to your execution of the release described above, your Replacement Grant RSUs will vest in full and your FY 2023 LTIP award granted to you as time-vested RSUs will vest in full, in each case settled within sixty days after the date of termination, and your Replacement Grant PSUs will be eligible to vest in full in accordance with the original performance conditions of such PSUs with the number of earned PSUs based on actual performance following the end of the performance period.

Except as provided above or in the “Recoupment” section below, your FY2023 LTIP award and subsequent equity awards will be treated subject to their terms as generally applicable to senior executives and any executive severance plan that may be adopted by the Company, if applicable.

Termination Prior to Start Date	In the event that, following execution of the Agreement and following approval by the Board of Directors, the Company determines before the Start Date that you will not become employed by the Company on the terms set forth herein (other than due to your Misconduct), you will be entitled to the severance benefits set forth in “Termination” above beginning from the date of such determination, except that the amount of such benefits will be increased by $9,250,000 (the grant date fair value of the Replacement Grant).

Recoupment	In the event that you terminate your employment with the Company within twelve months of the Start Date, other than for Initial Good Reason (or, if you then participate in any executive severance plan that may be adopted by the Company, “Good Reason” as defined therein) you will be required to repay the Company the Signing Bonus, on an after-tax basis, and you will forfeit the Replacement Award and any other equity-based grants awarded to you by the Company in FY2022 and FY2023 and no severance payments or benefits will be payable to you upon such termination.

Restrictive Covenants	Your employment is subject to your signing and complying with the Company’s restrictive covenants agreement, which includes restrictions relating to noncompetition, non-solicitation and confidential information, provided that the noncompetition restrictions will not include employment by or ownership of a private equity investment firm that does not invest in any company with 5% or more of its consolidated annual revenue attributable to the direct or indirect sale of coffee (whether by production, distribution, wholesale, retail or food service sales, or a combination thereof).

You warrant and represent that you are not subject to any covenants or obligations that could interfere with your employment with the Company, except as disclosed in writing to the Company.

Reimbursement of Business Expenses	You will be reimbursed by the Company for all business expenses incurred in accordance with Company policy.

Retirement, Medical, Insurance and Other Benefits:	You will be eligible to participate in the employee benefits plans and programs provided by the Company to other senior executives, as in effect from time to time.

Aircraft	You will be eligible to use the Company aircraft for business-related travel in accordance with the Company’s travel policy.

Legal Fees:	The Company shall reimburse you up to fifty-thousand-dollars ($50,000) in reasonable legal and advisory fees and expenses incurred in connection with your entering into this Agreement.

Taxation

Notwithstanding anything in this Term Sheet or any other plan, arrangement or agreement to the contrary:

All payments and benefits under this Term Sheet or otherwise provided to you by the Company may be subject to applicable tax withholding by the Company, and the Company may withhold from such amounts payable or benefits to be provided to you up to the maximum allowable withholding, including in respect of employment taxes.

In the event that any payment or benefit received or to be received by you (whether pursuant to this Term Sheet or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code (“280G”) or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”) then, the payments or benefits to be received by you that are subject to 280G shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments).

The payments and benefits in this term sheet are intended to be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (“409A”). Each such payment and benefit that is payable in installments shall be construed as a separate identified payment for purposes of 409A. You will not be considered to have terminated employment with the Company for purposes of any payments or benefits in connection with termination which are subject to 409A until you have incurred a “separation from service” within the meaning of Section 409A. If you terminate employment, to the extent necessary to avoid accelerated taxation and / or tax penalties under 409A, any payments and benefits in this Term Sheet that are payable within the six-month period following your termination date will instead be paid on the first business day following the six month anniversary of your termination date (or if earlier, the date of death). To the extent required to avoid accelerated taxation and / or tax penalties under 409A, amounts reimbursable to you will be paid to you on or before the last day of the year following the year the expense was incurred and the amount of expenses for reimbursement (and in-kind benefits) during one year may not affect amounts reimbursable or provided in any subsequent year. If your termination date occurs after November 1 of a given calendar year, any severance payments provided in this Term Sheet will be paid (or commence to be paid) in January of the following calendar year. The Company makes no representation that any or all of the payments and benefits described in this Term Sheet will be exempt from or comply with 409A.

Indemnity; D&O Insurance	You will be subject to and covered by any indemnification policy, by-law, agreement or procedure maintained by the Company at all times during and following your employment and shall be a named insured under the Company’s D&O policies.

Governing Law	State of Washington

[Signature Page Follows]

By the signatures of the parties below, which may be in counterparts, this Term Sheet shall be effective as of the date first set forth above.

STARBUCKS CORPORATION

/s/ Mellody Hobson
Mellody Hobson
Independent Starbucks Board of Directors chair

EXECUTIVE

/s/ Laxman Narasimhan
Laxman Narasimhan